Exhibit 10.3

Commercial Lease Agreement

This Commercial Lease Agreement (“Lease”) is made and effective July 1, 2023 (the “Effective Date”), by and between Taylyn Holdings, LLC, a Wisconsin limited liability company (“Landlord”) and Wood Violet Fertility LLC, a Delaware limited liability company (“Tenant”).

WHEREAS Landlord is the owner of land and improvements commonly known and numbered as 3146 Deming Way, City of Middleton, Wisconsin, including a building and all other improvements located thereon (the “Building”), totaling Nine Thousand Six Hundred Eighty (9,680) rentable square feet (the “Leased Premises”).

WHEREAS Landlord is an affiliate of Wisconsin Fertility and Reproductive Associates, S.C., a Wisconsin professional corporation (“Practice”).

WHEREAS, pursuant to an Asset Purchase Agreement, anticipated to be effective on or immediately prior to the Effective Date, by and among the Tenant, the Practice, The Elizabeth Pritts Revocable Living Trust (the “Seller”), and Dr. Elizabeth Pritts, an individual and sole trustee of Seller (“Dr. Pritts”), Practice will sell all of its non-clinical assets to Tenant (the “APA”);

WHEREAS, pursuant to an Equity Purchase Agreement, anticipated to be effective on or immediately prior to the Effective Date, by and among the Tenant, Fertility Labs of Wisconsin, LLC, a Wisconsin limited liability company (“Lab”), IVF Science, LLC, a Wisconsin limited liability company (“IVF Science”) owned by Wael Megid, Ph.D. (“Dr. Megid”), Dr. Pritts and the Seller’s Representative (as defined therein), the Sellers named therein will sell one hundred percent (100%) of its issued and outstanding equity, respectively, to Tenant (the “EPA”);

WHEREAS, in connection with the APA and EPA, among other transactions contemplated thereby, Practice shall execute a Management Services Agreement with Tenant, as the same may be amended, restated or otherwise modified from time to time (the “MSA”), pursuant to which Tenant and the Lab will provide certain services to Practice in support of Practice’s performance of medical services through its employed Wisconsin-licensed physicians;

WHEREAS Landlord desires to lease the Leased Premises to Tenant, and Tenant desires to lease the Leased Premises from Landlord for the term, at the rental and upon the covenants, conditions and provisions herein set forth.

THEREFORE, in consideration of the mutual promises herein, contained and other good and valuable consideration, and incorporating the foregoing recitals, it is agreed:

1.	Term; Termination.

A.	Landlord hereby leases the Leased Premises to Tenant, and Tenant hereby leases the same from Landlord, for an “Initial Term” beginning on the Effective Date, and ending on the tenth (10th) anniversary thereafter.; provided, however, that notwithstanding the foregoing, the Term shall not commence unless and until (i) the APA, EPA, and MSA have executed, delivered and closed by the parties thereto, (ii) Landlord has delivered evidence to Tenant that the Unlimited Continuing Guaranty, dated October 1, 2020, made in favor of U.S. Bank National Association by the Practice in connection with Landlord’s Term Loan Agreement, dated October 1, 2020, by and between Taylyn Holdings, LLC and U.S. Bank National Association (“Bank”) and each ancillary agreement thereto (collectively, the “Loan Agreement”), has been terminated in all respects, and (iii) Landlord has delivered evidence to Tenant that any liens that may have been filed on Practice or Lab in favor of Bank in connection with the Loan Agreement have been terminated by Bank or its authorized agent.

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B.	This Lease shall automatically renew after the Initial Term in five (5) year terms thereafter (each, a “Renewal Term”), unless either party gives written notice to the other party not less than one (1) year prior to the expiration of the Initial Term, or the Renewal Term, of that party’s election to not renew the Lease. The Renewal Term shall be at the rental set forth below and otherwise upon the same covenants, conditions and provisions as provided in this Lease. The Initial Term and any Renewal Term (as hereinafter defined, if any), shall be deemed the “Term” hereunder.

C.	This Lease will terminate automatically upon the termination of the MSA for any reason. This Lease may be terminated by mutual written agreement of the Parties, by either Party immediately upon the filing of a petition in bankruptcy or the insolvency of the other Party, or by either Party, upon thirty (30) days advance written notice of a breach of any material provision of this Lease by the other Party which is not cured within thirty (30) days after written notice is given, provided that such breach continues for a period of thirty (30) days after written notice is given by the non-breaching Party to the other Party. In the event of termination or expiration of this Lease, Tenant shall pay all Rent owing to Landlord up through and including the date of termination or expiration of this Lease.

D.	Landlord may terminate this Lease after the Initial Term by providing written notice (the “Termination Notice”) to the Tenant at least twelve (12) months before the effective termination date (the date of termination in the Termination Notice, the “Termination Date”). If Landlord terminates this Lease under this paragraph, then Tenant shall have the option under Section 25 below.

2.	Rental.

A.	Tenant shall pay to Landlord during the Initial Term, base rent (“Base Rent”) of $219,989.16 annually, payable in installments of $18,332.43 per month. Starting January 1, 2025, the Base Rent rate shall be increased by Landlord three percent (3%) annually.

B.	Each installment payment shall be due in advance on the first day of each calendar month during the Term to Landlord at 9526 Blue Heron Drive, Middleton, Wisconsin, 53562, or at such other place designated by written notice from Landlord to Tenant. The rental payment amount for any partial calendar months included in the lease term shall be prorated on a daily basis. There shall be no security deposit for Tenant on this Lease.

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C.	The Base Rent for any Renewal Term, if created as permitted under this Lease, shall be increased by three percent (3%) per year over the most recent year’s Base Rent, unless otherwise mutually agreed by Landlord and Tenant.

D.	Any amounts or other charges to be paid by Tenant to Landlord pursuant to the provisions of this Lease, whether such payments are to be periodic and recurring or not, shall be deemed to be “Additional Rent” and otherwise subject to all provisions of this Lease and of law as to the default in the payment of Base Rent.

3.	Use.

Tenant and its Permitted Occupants (as defined in Section 19 hereof) shall use the Leased Premises for administrative services, medical office space, and clinical laboratory space in the areas of infertility and gynecology, including related medical procedures and high-complexity clinical laboratory services, including but not limited to andrology, embryology, and in vitro fertilization (IVF), and ancillary uses thereto. Tenant will not permit the Premises to be used in any manner which would render the insurance thereon void or the insurance risk more hazardous provided, however, that if Tenant’s use of the Leased Premises does make the insurance risk more hazardous and as a result thereof Landlord’s insurance premiums are increased, Tenant shall reimburse Landlord for such increase promptly upon being billed therefor.

4.	Repairs and Maintenance.

A.	Landlord shall, (i) at Landlord’s expense (unless otherwise provided for herein), keep the foundations, roof and structural portions of the Building, including, but not limited to, the walls of the Premises, in good condition and repair, and (ii) subject to reimbursement, as set forth below, replace the HVAC (as hereinafter defined) and/or any electrical systems that are in need of replacement (each, a “Landlord Replacement Item”). Notwithstanding the foregoing, any repairs required to the foregoing items by reason of the acts or omissions of Tenant, Tenant’s employees, agents, invitees, licensees or contractors shall be completed by Landlord, at Tenant’s expense. Tenant shall give Landlord written notice of the necessity for repairs coming to the attention of Tenant, following which Landlord shall promptly undertake and complete such repairs. Landlord shall not be liable for any damage occasioned by its failure to keep the Premises in repair unless Landlord is obligated to make such repairs under the terms hereof, notice of the need for such repairs has been given Landlord, a reasonable time has elapsed following such notice, and Landlord has failed to make such repairs. The provisions of this paragraph shall not apply in the case of damage or destruction by fire or other casualty or by eminent domain, in which events the obligations of Landlord shall be controlled by Paragraph 13 or Paragraph 15, as the case may be.

In the event that Tenant contracts for or undertakes repairs which are Landlord’s obligations hereunder, without the prior written consent of Landlord, the costs of such repairs shall be paid for by Tenant within ten (10) days of billing therefor.

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In the event a Landlord Replacement Item needs to be replaced (or a major repair in connection with the parking area pursuant to Section 11 hereunder is required), then Landlord shall pay for such replacement (or major repair) and Tenant shall reimburse Landlord the annual cost of such replacement (or major repair) which shall be amortized over its useful life.

B.	Except as provided above, Tenant shall keep the Premises and every part thereof, and any fixtures, facilities or equipment contained therein, in good condition and repair, including, but not limited to, the HVAC system (wherever located); the electrical, plumbing and sewer systems; the exterior doors, window frames and all portions of the storefront area, and shall make any replacements thereof and of all broken and cracked glass which may become necessary during the term of this Lease. If mold is found to exist on the Premises, which mold is the result of Tenant’s occupancy of the Premises, Tenant shall remove such mold at Tenant’s sole cost and expense. Tenant shall be responsible for entering into a maintenance contract with a licensed, reputable heating, ventilating and air conditioning (“HVAC”) contractor on an annual basis, for maintenance of HVAC systems servicing the Premises. At Landlord’s election and in addition to any other rights of Landlord under this Lease or at law, if Tenant refuses or neglects to commence or complete repairs promptly and adequately, Landlord may make or complete said repairs, and Tenant shall pay the cost thereof to Landlord upon demand.

5.	Alterations and Improvements.

Tenant, at Tenant’s expense, shall have the right following Landlord’s consent, such consent not to be unreasonably withheld, conditioned or delayed, to remodel, redecorate, and make additions, improvements and replacements of and to all or any part of the Leased Premises from time to time as Tenant may deem desirable, provided the same are made in a workmanlike manner and utilizing good quality materials. Tenant shall have the right to place and install personal property, trade fixtures, equipment and other temporary installations in and upon the Leased Premises, and fasten the same to the Leased Premises. All personal property, equipment, machinery, trade fixtures and temporary installations, whether acquired by Tenant at the commencement of the Lease term or placed or installed on the Leased Premises by Tenant thereafter, shall remain Tenant’s property free and clear of any claim by Landlord. Tenant shall have the right to remove the same at any time during the term of this Lease provided that all damage to the Leased Premises caused by such removal shall be repaired by Tenant at Tenant’s expense.

6.	Property Taxes.

A.	During the term of this Lease, Tenant shall pay all real estate taxes and outstanding assessments, both general and special, and all assessments and/or payments in lieu of taxes and all fees incurred by Landlord to reduce assessed valuations that result in a reduction of taxes (hereinafter “Taxes”), levied or assessed by any lawful authority, and/or payable during or with respect to each calendar year during the term hereof against the land, building and all other improvements with regard to the Property or against any land or improvements which may be added to the Property. Copies of tax bills submitted by Landlord to Tenant shall be conclusive evidence of the amount of such Taxes levied or assessed, as well as the item taxed. Notwithstanding anything to the contrary contained in the Lease, the following shall be excluded from Taxes and shall be paid solely by Landlord: inheritance, estate, succession, transfer, gift, franchise, or capital stock tax, or any income taxes arising out of or related to ownership and operation of income-producing real estate, or any excise taxes imposed upon Landlord based upon gross or net rentals or other income received by it; any increase in taxes and assessments resulting from Landlord’s sale of, or other transfer of its interest in, the Building; and assessments, charges, taxes, rents, fees, rates, levies, excises, license fees, permit fees, inspection fees, or other authorization fees or charges to the extent allocable to or caused by the development or installation of on- or off-site improvements or utilities (including without limitation street and intersection improvements, roads, rights of way, lighting, and signalization) necessary for the initial development or construction of the Building, or any past, present or future system development reimbursement schedule or sinking fund related to any of the foregoing.

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Tenant shall pay to Landlord, monthly in advance, an amount equal to one-twelfth (1/12th) of such Taxes for the current year, as reasonably estimated by Landlord. If Tenant’s Taxes with respect to any tax year is less than the total amount theretofore paid by Tenant for such period, the excess shall be credited against the payments with respect to Taxes next becoming due. If Tenant’s Taxes for any tax year exceeds the total amount theretofore paid by Tenant for such period, Tenant shall, upon receipt of invoices from Landlord, pay the difference between the actual amount paid by Tenant and Tenant’s Taxes.

B.	Landlord may, at its expense, or Tenant may, at its expense, upon notice to Landlord, have the right to contest any and all such Taxes in the name of and on behalf of Landlord. Landlord shall, on the request of Tenant, cooperate in such contest by Tenant, except for the cost thereof. If the result of any such contest shall be a reduction in the amount of the Taxes so contested, that portion of each refund or recovery from the taxing authorities with respect to such Taxes which is in the same proportion of the total refund or recovery as Tenant’s share of Taxes shall belong to Tenant, and the balance shall belong to Landlord. If Landlord shall contest the amount of any such Taxes without participation by Tenant in the costs and expenses of such proceedings, each refund or recovery from the taxing authorities with respect to such Taxes shall belong to Landlord unless Tenant shall, promptly after receiving notice from Landlord of such refund or recovery, reimburse Landlord for all costs and expenses incurred by Landlord in such proceedings.

C.	Tenant shall pay, before delinquency, all municipal, county and state or federal taxes assessed against any leasehold interest of Tenant or any fixtures, furnishings, equipment, stock-in-trade or other of Tenant’s personal property of any kind owned, installed or used in or on the Premises.

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7.	Insurance.

Tenant shall, during the Initial Term and any applicable renewal term of this Lease keep in full force and effect a policy of public liability insurance with respect to the property and the business operated by Tenant in the Leased Premises and which the limits of general liability shall be in the amount of at least One Million Dollars ($1,000,000.00) combined single limit, naming Landlord as additional insured. Such coverage shall include a broad form general liability endorsement.

Landlord shall during the term hereof, at its sole expense, provide and keep in force insurance on the building against loss or damage by fire and extended coverage, in an amount equal to one hundred percent (100%) of the full insurable value, which insurance shall be placed with an insurance company or companies licensed to do business in the state wherein lay the Leased Premises. The term “full insurable value” shall mean actual replacement value of the building (exclusive of costs of excavation, foundations and footing below ground level). The insurance required under this paragraph shall be carried in the name of Landlord and Tenant and shall provide that any proceeds thereunder shall be paid to Landlord and Tenant and any applicable mortgage holder, according to their respective interests.

Duplicate originals or certificates of insurance of the policies provided shall be furnished by Landlord and Tenant to each other upon request by the other party.

8.	Utilities.

Tenant shall be solely responsible for and promptly pay all charges for water, sewer, gas, electricity, telephone and other services and utilities used by Tenant on the Leased Premises during the term of this Lease unless otherwise expressly agreed in writing by Landlord.

9.	Signs.

Following Landlord’s consent, such consent not to be unreasonably withheld, conditioned or delayed, Tenant shall have the right to place on the Leased Premises, at locations selected by Tenant, any signs which are permitted by applicable zoning ordinances and private restrictions. Landlord may refuse consent to any proposed signage that is in Landlord’s opinion too large, deceptive, unattractive or otherwise inconsistent with or inappropriate to the Leased Premises. Landlord shall assist and cooperate with Tenant in obtaining any necessary permission from governmental authorities or adjoining owners and occupants for Tenant to place or construct the foregoing signs. Tenant shall repair all damage to the Leased Premises resulting from the removal of signs installed by Tenant.

10.	Entry.

Following no less than forty eight (48) hours’ notice to Tenant (except in the event of an emergency) and subject to the terms of Section 23 hereof, Landlord shall have the right to enter upon the Leased Premises at reasonable hours to inspect the same, provided Landlord shall not thereby unreasonably interfere with Tenant’s business on the Leased Premises.

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11.	Parking.

During the term of this Lease, Tenant and its Permitted Occupants shall have the non-exclusive use in common with Landlord, their guests and invitees, of the non-reserved common automobile parking areas, driveways, and footways, subject to reasonable rules and regulations for the use thereof as prescribed from time to time by Landlord. Tenant shall be responsible for all repairs and maintenance of the parking area, including snow removal, except that any repair other than regular maintenance and minor repairs of the parking area shall be performed by Landlord, at Landlord’s sole cost and expense, and treated as a Landlord Replacement Item hereunder.

12.	Building Rules.

Tenant will comply with the reasonable rules of the Building adopted and altered by Landlord from time to time and will cause all of its agents, employees, invitees and visitors to do so; all changes to such rules will be sent by Landlord to Tenant in writing.

13.	Damage and Destruction.

If the Leased Premises or any part thereof or any appurtenance thereto is so damaged by fire, casualty or structural defects that the same cannot be used for Tenant’s purposes, then Tenant shall have the right within ninety (90) days following damage to elect by notice to Landlord to terminate this Lease as of the date of such damage. In the event of minor damage to any part of the Leased Premises, and if such damage does not render the Leased Premises unusable for Tenant’s purposes, Landlord shall promptly repair such damage at the cost of the Landlord, less any applicable insurance proceeds. In no event shall Landlord be required to repair or replace Tenant’s trade fixtures, furniture, furnishings, equipment or personal property. In making the repairs called for in this paragraph, Landlord shall not be liable for any delays resulting from strikes, governmental restrictions, inability to obtain necessary materials or labor or other matters which are beyond the reasonable control of Landlord. If Landlord is required or elects to repair the Premises, Tenant shall repair or replace its stock-in-trade, trade fixtures, furniture, furnishings, equipment and personal property in a manner and to at least a condition equal to that prior to its damage or destruction, and the proceeds of all insurance carried by Tenant shall be held in trust by Tenant for the purpose of such repair and replacement. Tenant shall be relieved from paying rent and other charges during any portion of the Lease term that the Leased Premises are inoperable or unfit for occupancy, or use, in whole or in part, for Tenant’s purposes. Rentals and other charges paid in advance for any such periods shall be credited on the next ensuing payments, if any, but if no further payments are to be made, any such advance payments shall be refunded to Tenant. The provisions of this paragraph extend not only to the matters aforesaid, but also to any occurrence which is beyond Tenant’s reasonable control and which renders the Leased Premises, or any appurtenance thereto, inoperable or unfit for occupancy or use, in whole or in part, for Tenant’s purposes.

14.	Default.

If default shall at any time be made by Tenant in the payment of rent when due to Landlord as herein provided, and if said default shall continue for fifteen (15) days after written notice thereof shall have been given to Tenant by Landlord, or if default shall be made in any of the other covenants or conditions to be kept, observed and performed by Tenant, and such default shall continue for thirty (30) days after notice thereof in writing to Tenant by Landlord without correction thereof then having been commenced and thereafter diligently prosecuted, Landlord may declare the term of this Lease ended and terminated by giving Tenant written notice of such intention, and if possession of the Leased Premises is not surrendered, Landlord may reenter said Leased Premises. Landlord shall have, in addition to the remedy above provided, any other right or remedy available to Landlord on account of any Tenant default, either in law or equity. Landlord shall use reasonable efforts to mitigate its damages.

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15.	Quiet Possession.

Landlord covenants and warrants that upon performance by Tenant of its obligations hereunder, Landlord will keep and maintain Tenant in exclusive, quiet, peaceable and undisturbed and uninterrupted possession of the Leased Premises during the term of this Lease.

16.	Subordination.

Tenant accepts this Lease subject and subordinate to any mortgage, deed of trust or other lien presently existing or hereafter arising upon the Leased Premises, or upon the Building and to any renewals, refinancing and extensions thereof, but Tenant agrees that any such mortgagee shall have the right at any time to subordinate such mortgage, deed of trust or other lien to this Lease on such terms and subject to such conditions as such mortgagee may deem appropriate in its reasonable discretion. Landlord is hereby irrevocably vested with full power and authority to subordinate this Lease to any mortgage, deed of trust or other lien now existing or hereafter placed upon the Leased Premises of the Building, and Tenant agrees upon demand to execute such further reasonable instruments subordinating this Lease or attorning to the holder of any such liens as Landlord may request. Tenant and each Permitted Occupant agrees that they will from time to time upon request by Landlord execute and deliver to such persons as Landlord shall request a statement in recordable form certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as so modified), stating the dates to which rent and other charges payable under this Lease have been paid, stating that Landlord is not in default hereunder (or if Tenant alleges a default stating the nature of such alleged default) and further stating such other matters as Landlord shall reasonably require. At Tenant’s request, Landlord shall use its best efforts to obtain a non-disturbance agreement for the benefit of Tenant and the Permitted Occupants from any holder of a security instrument encumbering the Leased Premises.

17.	Waiver.

No waiver of any default of Landlord or Tenant hereunder shall be implied from any omission to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect any default other than the default specified in the express waiver and that only for the time and to the extent therein stated. One or more waivers by Landlord or Tenant shall not be construed as a waiver of a subsequent breach of the same covenant, term or condition.

18.	Successors.

The provisions of this Lease shall extend to and be binding upon Landlord and Tenant and their respective legal representatives, successors and assigns.

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19.	Assignment and Subletting.

Except as otherwise provided for herein, Tenant shall not sublet or license the Leased Premises or any part thereof nor assign this Lease without, in each case, the prior written consent of Landlord, such consent not to be unreasonably withheld, conditioned or delayed. Any merger, consolidation or liquidation of Tenant, any transfer of any percentage interest in Tenant, or any other transfer of this Lease by operation of law or otherwise shall constitute an assignment of this Lease. Any consent by Landlord to any assignment or subletting, or to the operation by a concessionaire or licensee, shall not constitute a waiver or the necessity for such consent to any subsequent assignment or subletting or operation by a concessionaire or licensee. No consent by Landlord shall operate to relieve Tenant from primary liability for the performance of Tenant’s obligations under this Lease.

Notwithstanding anything to the contrary contained herein, including the foregoing restrictions on assignment of this Lease, Tenant may, upon prior notice to Landlord: (i) assign this Lease or sublease or sublicense the Premises, or any portion thereof, to (A) any parent, subsidiary or affiliate of Tenant, or (B) any person, firm, corporation or other entity who is the purchaser of all or substantially all of the ownership interests or assets of Tenant or is the successor to substantially all the assets and business of Tenant by virtue of a merger or consolidation of, with or into Tenant, and (ii) sublease or sublicense the Premises or any part thereof to, or permit the Premises or any part thereof to be occupied by, in whole or in part, the Practice and Laboratory (each, a “Permitted Occupant”).

20.	Consent.

Landlord shall not unreasonably withhold or delay its consent with respect to any matter for which Landlord’s consent is required or desirable under this Lease.

21.	Compliance With Law.

Tenant shall comply with all laws, orders, ordinances and other public requirements now or hereafter pertaining to Tenant’s use of the Leased Premises. Landlord shall comply with all laws, orders, ordinances and other public requirements now or hereafter affecting the Leased Premises. Notwithstanding the foregoing or any other provision of this Lease, however, Tenant shall not be responsible for compliance with any such laws, regulations, or the like requiring (i) structural repairs or modifications or (ii) repairs or modifications to the utility or building service equipment or (iii) installation of new building service equipment, such as fire detection or suppression equipment, unless such repairs, modifications, or installations shall (a) be due to Tenant’s particular manner of use of the Premises (as opposed to medical use generally), or (b) be due to the negligence or willful misconduct of Tenant or any agent, employee, or contractor of Tenant.

22.	Final Agreement.

This Lease terminates and supersedes all prior understandings or agreements on the subject matter hereof. This Lease may be modified only by a further writing that is duly executed by both parties.

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23.	HIPAA; Entry and Inspection.

Landlord acknowledges and agrees that each of Tenant’s patient files (the “Files”) are confidential to the patient named therein pursuant to the Health Insurance Portability and Accountability Act of 1996, as now or hereafter amended (“HIPAA”). Landlord further recognizes that access to Tenant’s Leased Premises must be reasonably restricted as there may be maintained on the Tenant’s Leased Premises confidential records, subject to HIPAA, controlled dangerous substances, and the like. Landlord agrees, except in the case of an emergency, to provide Tenant with reasonable notice of its desire to access the Premises. Landlord shall be limited to access during Tenant’s normal business hours, or as otherwise agreed upon between Landlord and Tenant; provided, however, that Tenant or Tenant’s representative shall be present to monitor Landlord’s or Landlord’s agents, employees, licenses and contractors activities on the Premises. In the event of any entry by Landlord into the Premises (for any reason whatsoever), Landlord agrees that it shall not review any of the Files or access any information contained within the Files.

24.	Right of First Refusal on Sale.

If at any time during the Term of this Lease, including any extensions or renewals thereof, Landlord or an affiliate of Landlord (collectively, the “Landlord Parties” or “Landlord Party”) receives a bona fide offer (a “Third Party Offer”) from a third party (other than a purchaser making a bid at any sale incidental to the exercise of any remedy provided for in any mortgage encumbering the Leased Premises) to purchase the Leased Premises, which Third Party Offer is in all respects acceptable to Landlord, then Landlord shall notify Tenant of such Third Party Offer and for a period of sixty (60) days after such notice is received by Tenant, Tenant shall have the exclusive right to accept Landlord’s offer to purchase the Leased Premises upon the terms and conditions the same as or substantially similar to those set forth in the Third Party Offer. Tenant shall exercise such right of first refusal, if at all, by delivering its written acceptance to Landlord within said sixty (60) days after the date of receipt of Landlord’s notice. The closing of such purchase shall be completed not later than one hundred twenty (120) days following Tenant’s acceptance of Landlord’s offer. On the date of such purchase, Landlord or the applicable Landlord Party shall convey and assign to Tenant, or its designee, the Landlord’s or Landlord Party’s interest in the Leased Premises in consideration of payment of the sale price therefor, in accordance and upon compliance with the terms and conditions of the Third Party Offer, and this Lease shall terminate. If Tenant fails to accept Landlord’s offer within such sixty (60) day period, then Landlord or the Landlord Party shall be free to sell the Leased Premises for a period of twelve (12) months thereafter on the economic terms and conditions not materially more favorable to a potential third party purchaser (or on different terms more favorable to Landlord or Landlord Party, as seller) without offering the Leased Premises to Tenant, it being understood and agreed that Landlord or Landlord Party shall be permitted to reduce the purchase price for the Leased Premises by up to two (2%) percent without having to re-offer the Leased Premises to Tenant. If Landlord or the Landlord Party does not convey its interest in the Leased Premises within such twelve (12) month period, then Tenant’s rights pursuant to this Section 24 shall be reinstated. In no event shall the right of first refusal provided in this Section 24 apply to any foreclosure of the Leased Premises or the delivery of any deed-in-lieu of foreclosure and such right of first refusal shall terminate and be of no further force or effect upon and following a foreclosure or the delivery of a deed-in-lieu of foreclosure.

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25.	Right of First Purchase on Termination of Lease After the Initial Term.

If at any time after the Initial Term of this Lease, Landlord terminates this Lease pursuant to Section 1.D above then for a period of ninety (90) days after receipt by Tenant of the Termination Notice, Tenant shall have the exclusive right to purchase the Leased Premises by providing written notice to Landlord. The parties shall, in good faith, attempt for a period up to thirty (30) days after Landlord received notice from Tenant of Tenant’s option to purchase to agree to a purchase price for the Leased Premises, or to agree to a single appraiser to establish the fair market value for the Leased Premises which shall then be the purchase price. If no purchase price has been mutually agreed to within thirty days, then Landlord and Tenant shall each have an additional fifteen (15) days to select an appraiser, and those two selected appraisers shall have fifteen (15) days to mutually select a third appraiser. The three appraisers shall each conduct an appraisal of the fair market value of the Leased Premises within fifteen (15) days and the two appraised fair market values that are closest to one another shall be averaged to calculate the purchase price for the Leased Premises. If the purchase price is determined by an appraiser as opposed to the Landlord and Tenant directly, then Tenant shall have a period of fifteen (15) days to accept or reject such determined purchase price and if Tenant accepts such purchase price, the parties shall move towards closing. The closing of such purchase shall be completed not later than ninety (90) days following the completion of the three appraisals, but in no event later than Termination Date of the Lease, unless otherwise agreed to by the parties. If Tenant fails to timely provide notice of its option to purchase the Leased Premises, rejects the determined purchase price as provided above, or fails to close as required, then Landlord shall have the right to negotiate the sale of the Leased Property and this Lease shall terminate on the Termination Date as noticed by Landlord, except that if Landlord enters into an agreement to sell the property for a purchase price less than the purchase price determined pursuant to this Section 25, then Tenant shall maintain the right of first refusal set forth as set forth in Section 24 hereof. The terms of this Section 25 shall be of no further force or effect upon and following a foreclosure or the delivery of a deed-in-lieu of foreclosure.

26.	Governing Law.

This Lease shall be governed, construed and interpreted by, through and under the Laws of the State of Wisconsin.

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IN WITNESS WHEREOF, the parties have executed this Lease as of the day and year first above written.

Landlord:

Taylyn Holdings, LLC

/s/ Elizabeth Pritts
By:	Elizabeth Pritts Revocable Living Trust, Member
By:	Dr. Elizabeth Pritts, Trustee

/s/ Wael Megid
By:	Wael Megid, Member

Tenant:

Wood Violet Fertility LLC

By:	/s/ Steve Shum
Name:	Steve Shum
Title:	President